PRESS RELEASE

RIVERSIDE, Calif. , Jan. 3, 2012 /PRNewswire/ -- Active Health Foods, Inc. (OTCBB: AHFD.OB - News), the maker of Active X™ Energy Bars, a 100% Natural, 100% Organic, Organic and Kosher certified Energy Bar made from the highest quality natural, organic and raw ingredients in a variety of unique and delicious flavors, announces that today its Board of Directors and founder have implemented a strategic plan for increasing the company's market capital value to reflect its real value by executing a reduction of its outstanding common shares through retirement of common stock.

Active Health Foods, Inc. had approximately 800,000,000 shares of common stock authorized and outstanding. To fulfill Active Health Foods, Inc.'s goal of increasing the company's market capital the company retired to treasury 300,000,000 shares of its common stock.  The company currently has 500,000,000 shares outstanding at this time, which the company has set as the optimum target number of common shares for the strategic plans and future goals of the company.

"Active Health Foods, Inc. has thoroughly researched and evaluated the cost effectiveness and ensuing benefit to both the company and the shareholders resulting from the retirement of outstanding common shares.  Our goal is to create a better suited capitalization for the company and its shareholders.  We believe that the retirement of 300,000,000 shares of common stock, resulting in a reduction of our outstanding common shares to 500,000,000, will aid in reflecting Active Health Foods, Inc.'s true market capital value.  Simultaneously, we will continue to focus on increasing revenues and earnings and in that capacity we have a new run of Active X Energy Bars that will be completed this week.  We have made great strides and are well above our marketing target goals thus far," announced Gregory Manos , founder, CEO and President of Active Health Foods, Inc.

History

Active X™ is a trademarked designation exclusive and proprietary to Active Health Foods, Inc. (OTCBB: AHFD.OB - News).  Active X™ Energy Bars are made from a proprietary formula developed by the Company in conjunction with a qualified Nutritionist exclusively for Active Health Foods, Inc. and refined by the company into 100% Natural, 100% Organic, Organic and Kosher certified Energy Bars using only the highest quality natural, organic and raw ingredients.

Active X™ Energy Bars come in a variety of delicious flavors including: Almond Chocolate Delight, Peanut Butter Chocolate Joy, Cashew Berry Dream, Coconut Cocoa Passion and Double Chocolate Chip.  Each energy bar is 1.76 net ounces and comes wrapped in a professionally designed, distinctive full color wrapping inserted into an efficiently designed combination shipping and counter display box holding 12 bars.

Active X™ Energy Bars are produced locally by a certified organic food manufacturer enabling the company to maintain frequent and superior quality control over the production process as well as promoting immediate access to freshly made products for speedy distribution to the consumer.

Active X™ Energy Bars are available through the Company's websites, activexbars.com and activehealthfoodsinc.com and will soon be available at leading retail and wholesale outlets throughout the U.S.

CONTACTS

Greg Manos (951) 360-9970

www.activexbars.comwww.activehealthfoodsinc.com

About Active X™ and Active X™ Plus Energy Bars

Active X™  and Active X™ Plus Energy Bars were developed by an experienced Nutritionist using proprietary formulas developed solely for Active Health Foods, Inc. (OTCBB: AHFD.OB - News) utilizing the highest quality 100% Natural, 100% Organic ingredients that are Organic and Kosher certified ingredients.  Active X™ and Active X™ Plus Energy Bars come in five distinctive, unique and amazing flavors: Almond Chocolate Delight, Peanut Butter Chocolate Joy, Cashew Berry Dream, Coconut Cocoa Passion and Double Chocolate Chip.

To find out more about Active X™ and the soon to be developed Active X™ Plus Energy Bars as well as the innovative company Active Health Foods, Inc. (OTCBB: AHFD.OB - News), visit www.activehealthfoodsinc.com or www.activexbars.com.

About Active Health Foods, Inc.

Active Health Foods, Inc. (OTCBB: AHFD.OB - News) is an innovative producer of unique, amazing and delicious 100% Natural, 100% Organic, Organic and Kosher certified, healthy and nutritious alternatives to the fast food mentality of millions of families across America.  Active Health Foods, Inc.'s brands include Active X™ and Active X™ Plus Energy Bars, which are moist and flavorful nutritious snacks, utilizing100% Organic, 100% Natural and raw ingredients from proprietary formulas developed by and exclusively for Active Health Foods, Inc.  Active X™ and Active X™ Plus Energy Bars come in a variety of delicious flavors including: Almond Chocolate Delight, Peanut Butter Chocolate Joy, Cashew Berry Dream, Coconut Cocoa Passion and Double Chocolate Chip.

Active Health Foods, Inc. is developing a line of other innovative, tasty, nutritional and healthy foods and beverages that will be the subject of further press releases.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words, and variations of words such as "expect," "goals," "plans," "believe," continue," "may," "will," and similar expressions are intended to identify our forward-looking statements, including but not limited to, our expectation for growth; benefits from brand-building; cost savings; growth and margins.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, continued volatility of, and sharp increase in, costs, pricing actions, increased competition, risks from operating internationally, continued consumer weakness, weakness in economic conditions and tax law changes.

Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Active Health Foods, Inc. disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.